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[CRUTTENDEN ROTH LETTERHEAD]                                    Exhibit 3.2


Via Facsimile and Mail
April 30, 1996

John Regan
President
Medical Asset Management, Inc.
4447 E. Broadway, Suite 102
Mesa, AZ 85206

Dear Mr. Regan:

As a follow-up to our discussions, this letter (the "Placement Agreement") constitutes an agreement whereby Cruttenden Roth Incorporated ("CRI" or the "Placement Agent") will assist Medical Asset Management, Inc. (the "Company") in obtaining equity financing and will provide such other services as may be within the scope of CRI's activities. Accordingly, we mutually agree as follows:

1. The Company agrees to sell approximately 1,000,000 to 1,200,000 shares of its common stock (the "Shares"), at a price range of $3.50 to $4.00 per share, with the final price to be determined on or before Friday, May 3, 1996, through a private placement under Regulation D of the Securities Act of 1933, as amended; such placement shall be managed by CRI. This Placement Agreement will terminate not later than August 15, 1996 (such period between the date of this letter and August 15, 1996 shall be "Term") unless extended by the Company. CRI will act on a best efforts basis to close this placement the week of May 20, 1996. It is anticipated that the Placement Agreement relating to the Shares will contain the following additional terms:

        The Shares will carry registration rights such that they will be included in any registration filed to effect a public offering of the Company's common stock within six (6) months of the closing of this offering and will be subject to the Underwriter's lock-up or holdback restrictions. If such an offering is not consummated within the six month period, the Company agrees to register the Shares on a Form S-3, SB-2 or other equivalent form. This registration statement, the Company hereby warrants, will be filed within two (2) months from the close of this offering and the Company will use its best efforts to cause such registration statement to be declared effective as soon as possible, thereafter. Further, the Company agrees to use reasonable efforts to effect blue sky clearance in the states pertaining to the investors' residences.

        Upon signing this Agreement, the Company will pay to CRI a one-time retainer of $15,000, such retainer will apply to expenses and be accounted for in the closing and will be non-refundable should a closing not occur. Upon closing, there shall become due and payable to CRI from the proceeds of the transaction, a cash fee equal to seven percent (7%) of the gross value of the transaction. As additional consideration, the Company shall grant to CRI a five-year warrant to purchase shares equal to ten percent (10%) of the total number of shares being offered hereby at an exercise price equal to 120% of the Bid price of fully registered and publicly traded common shares of the Company on the date the price or the offering is determined. Such warrant shall contain standard net issuance provisions, and the shares underlying such warrant shall be registered in all appropriate jurisdiction concurrently with the Shares offered herein.
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[CRUTTENDEN ROTH LETTERHEAD]

Medical Asset Management, Inc.
April 30, 1996
Page 2

        The Company acknowledges that CRI shall be exclusive agent during the term of this Agreement, and that CRI shall act on a "best efforts" basis. The Company shall have the right to refuse any proposal presented to it for acceptance by CRI that significantly deviates from the transaction outlined herein without incurring any obligations to CRI.

2. The Company and CRI each agree to comply with all applicable securities laws, and the Company will be responsible for obtaining any required permits. The Company agrees to notify CRI promptly of any adverse changes to its business. Breaking of escrow will be subject to completion of satisfactory due diligence and agreement on all relevant terms and conditions.

3. The Company agrees to hold harmless and indemnify CRI in any action arising out of this transaction in which CRI is named, present or future, between the Company and any third party not a party to this Agreement, provided however that CRI is not guilty or gross negligence or willful misconduct.

4. Upon closing of the offering contemplated hereby, the Company will pay CRI an advisory fee equal to three percent (3.0%) of the aggregate offering price of the Shares sold in the private placement with due credit given to the $15,000 retainer. In addition to the compensation to be paid to CRI as provided above, the Company shall pay to, or on behalf of CRI, promptly as billed, all reasonable out-of-pocket expenses (including all reasonable fees and expenses of CRI's counsel, if any, and messenger, overnight courier, fax, telephone, copying, printing, database and travel related expenses) incurred by CRI in connection with the Private Placement. CRI will not incur such expenses in excess of $35,000.00 without the Company's prior approval.

5. CRI agrees that certain information furnished by the Company is confidential and no portion of it shall be disclosed to others, except to those employees and agents of CRI whose knowledge of the information is required to consummate the transactions contemplated herein and who shall assume the same obligations as CRI with respect to this Section 6.

6. For a period of two years after the closing of this offering or until an offering occurs which the Placement Agent declined, the Company shall notify the Placement Agent in writing at least ten (10) days before the proposed private or public offering of any debt or equity securities (other than bank debt or seller financing related to an acquisition that the Company may undertake) by the Company or by any of its majority owned or controlled subsidiaries (collectively referred to herein as the Company) or any of its stockholders owning at least five percent of the Company's Common Stock ("Principal Shareholders") so that the Placement Agent, shall have the right of first refusal to effect the offering as agent, co-agent, manager or co-manager such that the Placement Agent participates in at least 50% of the fees associated therewith. We agree to notify the Company if we intend to exercise the right of first refusal within ten (10) days of receipt by us of such notice from the Company. If the Placement Agent fails to exercise the right of first refusal within the ten day period and the terms of the proposed subsequent financings thereafter are altered in any material respect, the Company shall again offer to the Placement Agent the right of first refusal to effect subsequent financings upon such altered terms and the Representative shall have ten (10) days from the date of receipt to notify the Company of its acceptance. This right of first refusal shall not extend to private offerings of the Company's

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[CRUTTENDEN ROTH LETTERHEAD]

Medical Asset Management, Inc.
April 30, 1996
Page 3

        common stock of less than $2,000,000 to "friends" and current shareholders of the Company.

7. The Company agrees that it will engage its legal counsel to assist in the preparation of any private placement memorandum, subscription agreement, or other legal documents that CRI deems necessary to facilitate the transaction contemplated herein; and that, subsequent to the successful closing of this transaction, the Company and its legal counsel will work diligently and expeditiously to register (including its obligations under Section 1), any shares issued as a result of the private offering contemplated herein, including shares underlying the warrants due to CRI.

8. Any controversy arising out of or relating to this Agreement in connection with transactions between CRI and the Company or pursuant to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules, then in effect, of the National Association of Securities Dealers, Inc.

9. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to this Agreement.
        Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by all parties.

If the above meets with your agreement, please execute two copies of this letter agreement, retaining one original for your files and returning one original to us. We look forward to a successful engagement and a cooperative working relationship with you and your staff.

Sincerely,                              Accepted:

CRUTTENDEN ROTH INCORPORATED            MEDICAL ASSET
                                        MANAGEMENT, INC.



/s/ CHRISTOPHER D. JENNINGS             /s/ JOHN REGAN
--------------------------------        --------------------------------
Christopher D. Jennings                 John Regan
Managing Director                       President


                                        Date: 4/30/96
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